Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Kid Brands, Inc.:

We consent to the use of our report dated April 16, 2013, with respect to the consolidated balance sheets of Kid Brands, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012 and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey

December 6, 2013